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EXHIBIT 99.1

TERMINATION AND MUTUAL RELEASE

        Termination and Mutual Release ("Termination and Release"), dated as of August 15, 2003, by and between FIRST NATIONAL BANK HOLDING COMPANY ("Parent") and ACCESS ANYTIME BANCORP, INC. (the "Company").

        WHEREAS, Parent and the Company are parties to that certain Agreement and Plan of Merger, dated as of July 21, 2003 (the "Agreement"); and

        WHEREAS, in accordance with Section 7.01(a) of the Agreement, the parties hereto desire to terminate the Agreement by mutual agreement and to release one another from all of their respective obligations and liabilities arising under the Agreement or otherwise arising from or relating to the transaction contemplated thereby; and

        WHEREAS, this Termination and Release has been authorized and approved by the respective Board of Directors of the parties hereto.

        NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Termination.    The Agreement is hereby terminated pursuant to Section 7.01(a) thereof effective as of the date hereof.

        2.    Mutual Release.    Each of the parties (the "Releasing Party") hereby releases the other party (the "Released Party") and the Released Party's directors, officers, stockholders, affiliates, counsel and agents, and each of the Released Party's successors and assigns, from any and all legal claims of any kind that the Releasing Party may have, whether actual or potential, known or unknown, arising from the Agreement terminated pursuant to Section 1 above or otherwise arising from or relating to the transaction contemplated thereby.

        3.    Counterparts.    This Termination and Release may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        4.    Governing Law.    This Termination and Release shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of laws rules thereof.

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        IN WITNESS WHEREOF, Parent and the Company have caused this Termination and Release to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:
ACCESS ANYTIME BANCORP, INC.
ATTEST: /S/ KATHY ALLENBERG Kathy Allenberg, Corporate Secretary	By: /s/ N. R. CORZINE Its: Chairman and CEO
PARENT:
FIRST NATIONAL BANK HOLDING COMPANY
ATTEST: /S/ GARY A. DORRIS Gary A. Dorris, Assistant Secretary	By: /s/ RAYMOND LAMB Its: CEO

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TERMINATION AND MUTUAL RELEASE